SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2004

Intermagnetics General Corporation

(Exact Name of Registrant Specified in Charter)

New York	001-11344	14-1537454

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Old Niskayuna Road, P.O. Box 461, Latham, New York	12110-0461

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(518) 782-1122

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

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Item 9. Regulation FD Disclosure.

     The information furnished in this Form 8-K and the Exhibits attached hereto shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

     Intermagnetics General Corporation announced today that it will consolidate the manufacturing operations of its recently acquired subsidiary, InvivoMDE, into one location. InvivoMDE currently has manufacturing sites in Arleta, California and Orlando, Florida. The Arleta manufacturing operation will consolidate into InvivoMDE’s Orlando plant, with the physical relocation expected to commence near the end of August 2004. This consolidation is expected to optimize the complimentary capabilities of what were two separate companies – Invivo Corporation originally acquired MDE, Inc., in April 2003 to form InvivoMDE. The costs associated with ceasing manufacturing operations in Arleta, start-up in Orlando and relocating certain key personnel to a smaller technical support facility within the Arleta area will be covered by Intermagnetics’ integration plan for the acquisition of InvivoMDE. The technical center in the Arleta area will be sized appropriately for engineering, customer service and technical service personnel. An exact location for the InvivoMDE California Technical Center has not yet been identified.

     Intermagnetics acquired InvivoMDE in January, 2004, and today’s announcement is not expected to result in any change to Intermagnetics’ previously disclosed projection that it would incur $0.07 to $0.10 in nonrecurring charges associated with the acquisition. However, timing and accounting standards for deal-related charges dictate that about $0.07 of these charges will be incurred in FY04 and $0.02 is expected to be recognized in the first quarter of FY05, for a total of $0.09.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Intermagnetics General Corporation

By:	/s/ Michael K. Burke

Michael K. Burke Executive Vice President and Chief Financial Officer

Dated: April 28, 2004